Exhibit 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: MWW Group Rich Tauberman (rtauberman@mww.com) (201) 507-9500

38 Corporate Circle
Albany, NY 12203

www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

- COMPANY PROVIDES GUIDANCE FOR FIRST QUARTER 2006 -

Albany, NY, March 9, 2006 — Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its fourth quarter and fiscal year 2005.  For the quarter, comparable store sales decreased 8%. Total sales decreased 11% to $458.6 million.  During the quarter, the Company operated 5% fewer stores, an average of 791 stores compared to an average of 831 stores in the fourth quarter of last year.  For the fourth quarter of 2005, income before cumulative effect of a change in accounting principle was $20.3 million, or $0.64 per diluted share compared to net income of $34.7 million, or $0.98 per diluted share last year.  Net income for the fourth quarter of 2005 including the cumulative effect of a change in accounting principle was $18.0 million, or $0.57 per diluted share.

“As previously announced, fourth quarter sales were affected by a general weakness in our industry,” commented Robert J. Higgins, Trans World’s Chairman and CEO.  “New music releases, industry-wide, performed below last year and DVD releases did not perform up to expectations. In video games, Microsoft’s X-Box performed well however, a lack of sufficient product negatively affected the category as a whole.  A bright spot was our electronics, accessories and boutique businesses which saw solid results from the introduction of new products and enhanced merchandising initiatives.”

Comparable store sales for fiscal year 2005 decreased 6%.  Total store sales decreased 9% to $1.238 billion.  Income before extraordinary gain and cumulative effect of a change in accounting principle was $0.9 million, or $0.03 per diluted share compared to $38.6 million, or $1.06 per diluted share last year.  Net loss for fiscal 2005 was $1.4 million or $0.04 per diluted share and it includes the cumulative effect of a change in accounting principle of $2.3 million, net of income taxes of $1.5 million, as a result of the Company’s adoption of Financial Accounting Standards Board’s Interpretation No. 47 (“FIN 47”), Accounting for Conditional Asset

Retirement Obligations—an interpretation of FASB Statement No. 143. FIN 47 became effective for the Company in fiscal 2005.

For the first quarter of 2006, the Company expects a net loss per share in the range of $0.25 to $0.30 on a comparable store sales decline of 6% to 7%.  Given the pending acquisition of Musicland, management will not be providing full year 2006 guidance until the release of its first quarter results in May so it can include the impact of the potential acquisition.

Trans World Entertainment is a leading specialty retailer of music, video and video game products.  The Company operates nearly 800 retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico. The Company operates mall stores under the f.y.e brand and freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, Spec’s and Second Spin. The Company also operates on the web at www.fye.com, www.coconuts.com, www.wherehouse.com and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

—  table to follow  —

TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

INCOME STATEMENTS:

	Thirteen Weeks Ended				Fiscal Year Ended
	January 28,	% to	January 29,	% to	January 28,	% to	January 29,	% to
(in millions, except per share data)	2006	Sales	2005	Sales	2006	Sales	2005	Sales
Sales	$458.6		$513.5		$1,238.5		$1,365.1

Cost of sales	307.4	67.0%	334.7	65.2%	806.9	65.1%	870.0	63.7%
Gross profit	151.2	33.0%	178.8	34.8%	431.6	34.9%	495.1	36.3%

Selling, general and administrative expenses	106.7	23.3%	113.1	22.0%	392.8	31.7%	415.7	30.5%

Depreciation and amortization	8.8	1.9%	9.6	1.9%	34.0	2.8%	34.5	2.5%
Income from operations	35.7	7.8%	56.1	10.9%	4.8	0.4%	44.9	3.3%

Other income	(0.6)	-0.1%	(0.5)	-0.1%	(2.2)	-0.1%	(1.0)	-0.1%

Interest expense	1.0	0.1%	0.6	0.1%	3.0	0.2%	2.4	0.2%
Income before income taxes, extraordinary gain - unallocated goodwill and cumulative effect of change in accounting principle	35.3	7.8%	55.9	10.9%	4.0	0.3%	43.5	3.2%

Income tax expense	15.0	3.4%	21.3	4.1%	3.1	0.2%	4.9	0.4%

Income before extraordinary gain - unallocated goodwill and cumulative effect of change in accounting principle	$20.3	4.4%	$34.7	6.8%	$0.9	0.1%	$38.6	2.8%

Extraordinary gain - unallocated negative goodwill, net of income taxes of $0 and $2.0 million for fiscal 2005 and 2004, respectively	—	0.0%	—	0.0%	—	0.0%	3.2	0.3%
Cumulative effect of change in accounting principle, net of income taxes of $1.5 million and $0 for fiscal 2005 and 2004, respectively	(2.3)	-0.5%	—	0.0%	(2.3)	-0.2%	—	0.0%

Net income (loss)	$18.0	3.9%	$34.7	6.8%	$(1.4)	-0.1%	$41.8	3.1%

Basic earnings (loss) per common share:
Earnings per share before extraordinary gain - unallocated negative goodwill and cumulative effect of change in accounting principle, net of income taxes	$0.65		$1.04		$0.03		$1.12

Extraordinary gain - unallocated negative goodwill, net of income taxes of $0 and $2.0 million for fiscal 2005 and 2004 respectively	$—		$—		$—		$0.09

Cumulative effect of change in accounting principle, net of income taxes of $1.5 million and $0 for fiscal 2005 and 2004 respectively	$(0.07)		$—		$(0.07)		$—

Basic earnings (loss) per common share	$0.58		$1.04		$(0.04)		$1.21

Weighted average number of common shares outstanding	30.8		33.2		32.0		34.5

Diluted earnings (loss) per common share:
Earnings per share before extraordinary gain - unallocated negative goodwill (net of income taxes)	$0.64		$0.98		$0.03		$1.06

Extraordinary gain - unallocated negative goodwill, net of income taxes of $0 and $2.0 million for fiscal 2005 and 2004 respectively	$—		$—		$—		$0.09

Cumulative effect of change in accounting principle, net of income taxes of $1.5 million and $0 for fiscal 2005 and 2004 respectively	$(0.07)		$—		$(0.07)		$—

Diluted earnings (loss) per common share	$0.57		$0.98		$(0.04)		$1.15

Weighted average number of common shares outstanding	31.4		35.2		32.0		36.3

SELECTED BALANCE SHEET CAPTIONS:
(in millions, except store data)
Cash and cash equivalents					$197.2		$229.8
Merchandise inventory					402.7		431.2
Fixed assets (net)					132.5		130.2
Accounts payable					322.8		358.4
Long-term debt and capital lease obligations, less current portion					19.5		12.0

Stores in operation					782		810